NEWS

FOR IMMEDIATE RELEASE	Media Contact: Charles Coleman, (626) 302-7982 Investor Relations: Scott Cunningham, (626) 302-2540

Dr. France Córdova Resigns from Edison International Board of Directors to
Become Director of the National Science Foundation

ROSEMEAD, Calif., March 13, 2014 — Edison International (NYSE:EIX) today announced that its board of directors accepted the resignation of Dr. France Córdova, who resigned in order to accept an appointment by U.S. President Obama to serve as Director of the National Science Foundation.

“We congratulate Dr. Córdova on her confirmation by the U.S. Senate to the position of director of the National Science Foundation,” said Ted Craver, chairman and chief executive officer of Edison International. “Dr. Córdova has served on the Edison International Board of Directors for nearly a decade, bringing to the company her deep experience as a leader of large organizations and her valuable expertise in science and technology matters. We thank Dr. Córdova for her many contributions to Edison International.”

Dr. Córdova joined the Edison International board of directors in 2004 and her resignation is effective immediately.

About Edison International
Edison International, through its subsidiaries, is a generator and distributor of electric power and an investor in energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities.

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